UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 9, 2013

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

LOC Procurement Agreement

On January 9, 2013, Endeavour International Corporation (the “Company”) and its wholly-owned subsidiary, Endeavour Energy UK Limited (“Endeavour UK”), entered into a LOC Procurement Agreement (the “LOC Procurement Agreement”) with Max Participations II S.à r.l. (the “Payee”), an unaffiliated third party entity in which the Company has no interest or control. The LOC Procurement Agreement was entered into in connection with the Payee’s entry into a credit support arrangement with Deutsche Bank AG (the “LC Provider”), pursuant to which the Payee pledged cash, contributed by HBK Master Fund L.P. (the “Investor”), a stockholder of the Company, to secure letters of credit issued by the LC Provider for Endeavour UK’s account in the amount of £20.6 million (approximately $33.0 million as of January 9, 2013). The letters of credit secure decommissioning obligations in connection with certain of Endeavour UK’s United Kingdom Continental Shelf Petroleum Production Licences and have been outstanding and unchanged since 2006.

Under the LOC Procurement Agreement, which matures on July 9, 2014, Endeavour UK agrees to reimburse the Payee in the event that the letters of credit are drawn and the pledged cash must be paid to the LC Provider. The LOC Procurement Agreement also provides that Endeavour UK must pay a quarterly fee computed at a rate of 9% per year on the outstanding amount of each letter of credit, along with an initial fee equal to 1% on the initial outstanding amount of each letter of credit and a fee of 2% on the outstanding amount of each letter of credit upon termination. In addition, Endeavour UK agrees to reimburse the Payee for fees due to the LC Provider in the amount equal to a rate of 0.65% per year of the aggregate balance of any outstanding letters of credit. The LOC Procurement Agreement contains customary representations, warranties and non-financial covenants. The Company unconditionally guarantees Endeavour UK’s obligations under the LOC Procurement Agreement.

The foregoing is qualified in its entirety by reference to the LOC Procurement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Warrant Agreement

In connection with the entrance into the LOC Procurement Agreement, on January 9, 2013, the Company entered into a Warrant Agreement to Purchase Common Stock with the Investor (the “Warrant Agreement”). Pursuant to the Warrant Agreement, the Company issued the Investor warrants (the “Warrants”) to purchase a total of 1,000,000 shares of the Company’s common stock at an exercise price of $7.31 per share (the “Exercise Price”). The Warrants expire on January 9, 2018 (the “Expiration Date”) and are subject to customary anti-dilution provisions. The Company has also agreed to provide the Investor with customary resale registration rights as soon as reasonably practicable.

The Warrant Agreement includes a cashless exercise provision entitling the Investor to surrender a portion of the underlying common stock that has a value equal to the aggregate exercise price in lieu of paying cash upon exercise of a Warrant.

The above-referenced issuances were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and qualified for exemption under Section 4(2), because the issuance of securities by the Company did not involve a public offering.

The foregoing is qualified in its entirety by reference to the Warrants and the Warrant Agreement, which are filed as Exhibits 4.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the LOC Procurement Agreement, on January 10, 2012, the Company terminated its previous reimbursement agreement dated May 23, 2012 with Yellow Rock S.à r.l. securing letters of credit issued by Nordea Bank Norge ASA for Endeavour UK’s account in the amount of £20.6 million. Upon termination, EEUK paid all outstanding and accrued fees totaling approximately $3.8 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock (Included as Exhibit A to Exhibit 10.2 hereto).
10.1	LOC Procurement Agreement, dated January 9, 2013, among Endeavour International Corporation, Endeavour Energy UK Limited and Max Participations II S.à r.l.
10.2	Warrant Agreement between Endeavour International Corporation and HBK Master Fund L.P. dated January 9, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

January 14, 2013	By:	/s/ Stanley W. Farmer

Name: Stanley W. Farmer
Title: Vice President and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

10.1	LOC Procurement Agreement, dated January 9, 2013, among Endeavour International Corporation, Endeavour Energy UK Limited and Max Participations II S.à r.l
10.2	Warrant Agreement between Endeavour International Corporation and HBK Master Fund L.P. dated January 9, 2013.